Exhibit 21

WGL HOLDINGS, INC.

Subsidiaries of the above registrant as of September 30, 2011

Subsidiary Relationship Denoted by Indentation	Percent of Voting Securities Owned	State of Incorporation
WGL Holdings, Inc. (Parent)		Virginia
Washington Gas Light Company	100%	Virginia and the District of Columbia
Hampshire Gas Company	100%	West Virginia
Crab Run Gas Company	100%	Virginia
Washington Gas Resources Corp.	100%	Delaware
Capitol Energy Ventures, Corp.	100%	Delaware
Washington Gas Energy Services, Inc.	100%	Delaware
Washington Gas Energy Systems, Inc.	100%	Delaware
WGSW, Inc.	100%	Delaware